CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-189008 on Form N-2 of our report dated December 7, 2018, relating to the financial statements and financial highlights of the Multi-Strategy Growth and Income Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended February 28, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

December 7, 2018